Exhibit 99.1

Creation of Theravax Inc., a 100 Percent Owned Subsidiary of Viropro Inc., to Develop an HIV Vaccine to Be Tested in Canada

MONTREAL, May 25, 2006 (PRIMEZONE via COMTEX) -- Dr. Jean-Marie Dupuy, President and Chief Executive Officer of Viropro Inc. ("Viropro" or "the company") (OTCBB:VPRO), today announced the creation of Theravax Inc., a division of Viropro, aimed at developing and manufacturing therapeutic vaccines for the treatment of patients suffering from cancer or from chronic infections with viruses such as HIV or hepatitis. The HIV vaccine will be the first product to be developed and marketed. Its development will be carried out with the assistance and involvement of world leaders in the field of HIV/AIDS. Clinical studies are scheduled to start in Canada in 2007. This HIV therapeutic vaccine is expected to be marketed in 2010.

According to a previous phase 2 clinical study, the HIV therapeutic vaccine should allow a significant number of vaccinated AIDS patients to avoid or delay normally required treatment with an anti-HIV tri-therapy, thus avoiding the severe side-effects associated with such treatments.

Using a similar vaccination process, therapeutic vaccines against hepatitis will also be developed. They will then be followed by therapeutic vaccines against various types of cancer.

Therapeutic vaccines are designed to help patients stimulate their own immune system in order to fight diseases. This particular therapeutic vaccine will activate the patients' specific anti-virus or anti-cancer immune system, therefore making a tailor-made vaccine for each patient. "Several academic laboratories have recently obtained interesting clinical results with dendritic cell therapeutic vaccines," stated Dr. Dupuy. "Such data have to be reproduced and the transition from clinical research to pharmaceutical protocols has to meet the requirements of Good Manufacturing Practices. This last step requires industrial expertise," added Dr. Dupuy.

Dr. Dupuy further stated, "In cancer, or in chronic viral infections, dendritic cells are often paralysed and cannot perform their proper function. This technology is designed to have the dendritic cells perform outside the body the function they cannot achieve 'in vivo.'" Dendritic cells can be prepared outside the body ("ex vivo" preparation) in a culture medium mixed with viral or cancer antigens and then be re-injected into the patient in order to stimulate the immune system to attack cancer cells or virus infected cells. On a regular schedule, patients can then receive injections of therapeutic vaccines in order to maintain a strong immune protection.

About Viropro Inc.

Viropro Inc. operates mainly through its subsidiary Viropro International Inc. with its Head Office in Montreal, Canada. Viropro is a company specializing in marketing its know-how and expertise in technology transfer for industrial production of therapeutic proteins. Besides today's announcement, Viropro has concluded other strategic alliances with renowned scientific and business partners, both at the national and international levels. Viropro relies on a business model built to generate short and medium term recurrent revenues while increasing the value of stock for both the company and its shareholders.

For more information on Viropro Inc, please visit our website on www.viropro.com

About Theramune

Theramune, a wholly-owned subsidiary of Viropro Inc., is working at developing and manufacturing autologous dendritic cell-based therapeutic vaccines for treatment of patients with chronic viral infections. The therapeutic vaccine that will be produced in manufacturing units will be made from patients' blood cells loaded with disease-products obtained from the same patients.

Viropro Inc.'s Safe Harbor Statement

Except for any historic information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are subject to section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934, and are subject to safe harbour created by these sections. Any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, goals, assumptions of future events or performances are not statements of historical fact and may be "forward-looking statements". Forward-looking statements in this release may be identified through the use of such words as "expects," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might" occur. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements, which involve numerous risks and uncertainties, including the Company's ability to market its products and services in a competitive environment as well as other factors.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Viropro, Inc.

By Staff

CONTACT:  Viropro Inc.

          Daniel Benchetrit, Director: Marketing and Communications

          514-731-VPRO (8776) - Extension 225

          dbenchetrit@viropro.com

          HKDP Communications and public affairs

          Jacques C. Gagnon, Senior Consultant

          514-395-0375 - Extension 227

          jgagnon@hkdp.qc.ca

          LMC Communications Inc.

          Investor Relations:

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